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As filed with Delaware Secretary on 6/19/96


                  CERTIFICATE OF CORRECTION TO
                       AMENDED AND RESTATED
       CERTIFICATE OF INCORPORATION OF DMI FURNITURE, INC.


     DMI Furniture, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

     1. The name of the corporation is DMI Furniture, Inc (the "Corporation").

     2. An Amended and Restated Certificate of Incorporation (the "Certificate") was filed by the Secretary of State of Delaware on March 23, 1995 and requires correction as permitted by Section 103 of the DGCL.

     3. The Certificate erroneously includes language in Article FOURTH, Part I,
Section 3C that was not adopted by the Corporation.

     4. The Certificate is corrected so that Article FOURTH, Part I, Section 3C of the Certificate, as corrected, reads as follows:

          3C. REDEMPTION AT THE CORPORATION'S OPTION. The Corporation may from time to time redeem all or any portion of the Shares then outstanding at an amount for each Share to be redeemed. If the Corporation redeems fewer than all of the Shares then outstanding pursuant of this paragraph 3C, the Corporation shall effect such redemption pro rata among all holders of Shares. The number of Shares to be redeemed from each holder thereof in any redemption pursuant to this paragraph 3C shall be determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding, provided that the Corporation shall not be required to redeem any fractional shares and redeem from such holders only the whole number of shares resulting from such calculation.


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 IN WITNESS WHEREOF, DMI Furniture, Inc. has caused its Chairman and Secretary to sign and attest this Certificate this 13th day of June, 1996.


                                   DMI FURNITURE, INC.
                                   By: /s/ Donald D. Dreher
                                        Donald D. Dreher
                                        Chairman of the Board,
                                          President and
                                        Chief Executive Officer


ATTEST:


/s/ Joseph G. Hill
Joseph G. Hill, Secretary


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